Exhibit 99.1

CoStar Group Grows First Quarter Net Income 32% Year-over-Year
First Quarter Sales Bookings Accelerate to Record $35 Million
Raises Full-Year Earnings and Revenue Guidance

WASHINGTON, DC - April 26, 2017 - CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that revenue for the quarter ended March 31, 2017 was $227 million, an increase of 13% over revenue of $200 million in the first quarter of 2016. Company-wide net bookings were $35 million in the first quarter of 2017, an increase of 14% year-over-year versus the first quarter of 2016 and up 18% from the fourth quarter of 2016.

“We had an exceptionally strong first quarter of 2017 as our investments in our sales force, marketing campaigns, technology enhancements and research improvements combined to deliver outstanding sales and revenue results,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “We generated our best sales quarter in our history with Company-wide net bookings of $35 million. Our quarterly sequential revenue growth rate accelerated to 3.8% in the first quarter of 2017 compared to 2.6% in the fourth quarter of 2016.”

Florance continued, “We are really hitting our stride in multifamily. Multifamily revenue grew 22% year-over-year. The first quarter of 2017 was our second best multifamily sales quarter as our newly revamped and vastly improved sales team continues the momentum from last fall. Our March cancellation rate was the lowest it has been since we entered the multifamily space demonstrating the effects of our continued emphasis on client service. According to comScore, visits and unique visitor traffic in March reached all-time highs for Apartments.com and our multifamily network as we continue to expand our lead over the competition."

Year 2016-2017 Quarterly Results - Unaudited
(in millions, except per share data)
	2016				2017
	Q1	Q2	Q3	Q4	Q1

Revenues	$200	$207	$213	$218	$227
Net income	17	16	23	30	22
Net income per share - diluted	0.52	0.48	0.72	0.91	0.68
Weighted average outstanding shares - diluted	32.4	32.4	32.4	32.5	32.6

EBITDA	48	46	58	64	55
Adjusted EBITDA	58	56	67	75	64
Non-GAAP net income	31	29	36	42	34
Non-GAAP net income per share - diluted	0.95	0.91	1.11	1.29	1.05

CoStar Suite revenue for the first quarter of 2017 of $110 million increased 13% versus the first quarter of 2016. Revenue by services can be found within the tables included in this release.

Net income for the first quarter of 2017 increased 32% to $22 million or $0.68 per diluted share compared to net income of $17 million in the first quarter of 2016. EBITDA in the first quarter of 2017 was $55 million compared to $48 million in the first quarter of 2016.

Non-GAAP net income (defined below) for the quarter ended March 31, 2017 was $34 million or $1.05 per diluted share. Adjusted EBITDA (which excludes stock-based compensation and other items as defined below) was $64 million for the first quarter of 2017 versus $58 million in the first quarter of 2016, which is an increase of 11% year-over-year.

On April 10, 2017, the Company entered into a definitive agreement to purchase LandWatch.com from DataSphere Technologies, Inc. LandWatch is an online leader in rural properties and land for sale, including hunting land, timberland, farms and ranches. The acquisition of LandWatch is expected to nearly double the scale of the Company’s existing Land marketplace business in terms of revenue, leads, and SEO footprint. CoStar currently owns and operates multiple land-for-sale sites, including LandsofAmerica.com, LandandFarm.com and the Land.com domain.

“Rural land is a multi-trillion dollar real estate asset class in the United States,” said Florance. “The acquisition of LandWatch solidifies our position as the number one online network of marketplaces for rural real estate.”

As of March 31, 2017, the Company had approximately $582 million in cash, cash equivalents and long term investments, while short and long-term debt outstanding, net of debt issuance costs, totaled approximately $304 million.

2017 Outlook
“As a result of outstanding first quarter sales and strong revenue growth, we are raising our full year 2017 earnings and revenue guidance,” stated Scott Wheeler, Chief Financial Officer of CoStar Group.

The Company expects revenue to be in a range of approximately $945 million to $955 million for the full year of 2017, increasing the midpoint by $10 million from the prior outlook. The full year revenue guidance range includes a pro-rata estimate of $5 million resulting from the pending acquisition of LandWatch, which is expected to close in May 2017. For the second quarter of 2017, the Company expects revenue of approximately $233 million to $235 million.

For the full year of 2017, the Company expects non-GAAP net income per diluted share (defined below) in a range of approximately $4.30 to $4.40. The LandWatch acquisition is expected to be slightly accretive in 2017, contributing approximately $0.02 in non-GAAP net income per diluted share. For the second quarter of 2017, the Company expects non-GAAP net income per diluted share of approximately $0.58 to $0.64 which includes the highest seasonal advertising investments to coincide with the summer apartment rental season.

The preceding forward-looking statements reflect CoStar Group’s expectations as of April 26, 2017, including forward-looking non-GAAP financial measures on a consolidated basis. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, the exact amounts or timing of investments, transition, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of EBITDA, adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms. A reconciliation of forward-looking non-GAAP guidance to the most directly comparable GAAP measure, net income, can be found within the tables included in this release.

Non-GAAP Financial Measures
For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs, and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. The company assumes a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period. For periods with GAAP net losses and non-GAAP net income, the weighted-average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Earnings Conference Call
Management will conduct a conference call at 11:00 AM EDT on Thursday, April 27, 2017 to discuss earnings results for the first quarter of 2017 and the Company’s outlook. The audio portion of the conference call will be broadcast live over the Internet at www.costargroup.com/investors/events. To join the conference call by telephone, please dial (800) 230-1085 (from the United States and Canada) or (612) 288-0337 (from all other countries) and refer to conference code 421923. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 421923. The webcast replay will also be available in the Investors section of CoStar Group's website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016

Revenues	$226,553	$199,739
Cost of revenues	51,346	42,900
Gross margin	175,207	156,839

Operating expenses:
Selling and marketing	76,402	75,204
Software development	22,374	17,635
General and administrative	33,995	27,476
Customer base amortization	4,774	6,223
	137,545	126,538

Income from operations	37,662	30,301
Interest and other income	429	84
Interest and other expense	(2,686)	(2,509)
Income before income taxes	35,405	27,876
Income tax expense	13,275	11,155
Net income	$22,130	$16,721

Net income per share - basic	$0.69	$0.52
Net income per share - diluted	$0.68	$0.52

Weighted average outstanding shares - basic	32,276	32,085
Weighted average outstanding shares - diluted	32,563	32,382

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income
	Three Months Ended March 31,
	2017	2016

Net income	$22,130	$16,721
Income tax expense	13,275	11,155
Income before income taxes	35,405	27,876
Amortization of acquired intangible assets and other related costs	10,893	11,919
Stock-based compensation expense	9,357	8,331
Acquisition and integration related costs	362	1,447
Settlements and impairments	(760)	—
Non-GAAP income before income taxes	55,257	49,573
Assumed rate for income tax expense *	38%	38%
Assumed provision for income tax expense	(20,998)	(18,838)
Non-GAAP net income	$34,259	$30,735

Net income per share - diluted	$0.68	$0.52
Non-GAAP net income per share - diluted	$1.05	$0.95

Weighted average outstanding shares - basic	32,276	32,085
Weighted average outstanding shares - diluted	32,563	32,382

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended March 31,
	2017	2016

Net income	$22,130	$16,721
Amortization of acquired intangible assets in cost of revenues	6,119	5,696
Amortization of acquired intangible assets in operating expenses	4,774	6,223
Depreciation and other amortization	6,405	5,602
Interest and other income	(429)	(84)
Interest and other expense	2,686	2,509
Income tax expense	13,275	11,155
EBITDA	$54,960	$47,822
Stock-based compensation expense	9,357	8,331
Acquisition and integration related costs	362	1,447
Settlements and impairments	(760)	—
Adjusted EBITDA	$63,919	$57,600

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$572,472	$567,223
Accounts receivable, net	49,557	48,537
Income tax receivable	129	129
Prepaid expenses and other current assets	12,005	11,602
Total current assets	634,163	627,491

Long-term investments	9,952	9,952
Deferred income taxes, net	8,479	7,273
Property and equipment, net	85,504	87,568
Goodwill	1,263,484	1,254,866
Intangible assets, net	191,472	195,965
Deposits and other assets	2,101	1,948
Total assets	$2,195,155	$2,185,063

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$95,153	$83,916
Current portion of long-term debt	6,961	31,866
Deferred revenue	41,977	39,164
Total current liabilities	144,091	154,946

Long-term debt, less current portion	297,150	306,473
Deferred gain on sale of building	18,084	18,715
Deferred rent	31,800	31,589
Deferred income taxes, net	19,521	18,386
Income taxes payable	747	741

Stockholders' equity	1,683,762	1,654,213
Total liabilities and stockholders' equity	$2,195,155	$2,185,063

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	Three Months Ended March 31,
	2017	2016
Revenues
North America	$219,341	$193,261
International
External customers	7,212	6,478
Intersegment revenue *	11	11
Total International revenue	7,223	6,489
Intersegment eliminations	(11)	(11)
Total revenues	$226,553	$199,739

EBITDA
North America	$54,433	$46,864
International	527	958
Total EBITDA	$54,960	$47,822

*Intersegment revenue recorded was attributable to services performed for the Company's wholly owned subsidiary, CoStar Portfolio Strategy by Grecam S.A.S. (“Grecam”), a wholly owned subsidiary of CoStar Limited, the Company’s wholly owned U.K. holding company. Intersegment revenue is recorded at an amount the Company believes approximates fair value. North America EBITDA includes a corresponding cost for the services performed by Grecam.

CoStar Group, Inc.
Revenues by Services-Unaudited
(in thousands)

	Three Months Ended March 31,
	2017	2016

Information and analytics
CoStar Suite	$109,979	$97,634
Information services	18,336	19,425
Online marketplaces
Multifamily	63,991	52,238
Commercial property and land	34,247	30,442
Total revenues	$226,553	$199,739

CoStar Group, Inc. Reconciliation of Non-GAAP Financial Measures with 2016-2017 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	2016				2017
	Q1	Q2	Q3	Q4	Q1

Net income	$16.7	$15.6	$23.2	$29.6	$22.1
Income tax expense	11.2	10.2	14.2	16.0	13.3
Income before income taxes	27.9	25.8	37.4	45.5	35.4
Amortization of acquired intangible assets	11.9	11.5	11.3	10.8	10.9
Stock-based compensation expense	8.3	9.3	9.3	9.4	9.4
Acquisition and integration related costs	1.5	0.8	—	—	0.4
Restructuring and related costs	—	—	0.1	1.8	—
Settlements and impairments	—	—	—	—	(0.8)
Non-GAAP income before income taxes	49.6	47.5	58.1	67.5	55.3
Assumed rate for income tax expense *	38%	38%	38%	38%	38%
Assumed provision for income tax expense	(18.9)	(18.0)	(22.1)	(25.6)	(21.0)
Non-GAAP net income	$30.7	$29.4	$36.0	$41.8	$34.3

Non-GAAP net income per share - diluted	$0.95	$0.91	$1.11	$1.29	$1.05

Weighted average outstanding shares - basic	32.1	32.2	32.2	32.2	32.3
Weighted average outstanding shares - diluted	32.4	32.4	32.4	32.5	32.6

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2016				2017
	Q1	Q2	Q3	Q4	Q1

Net income	$16.7	$15.6	$23.2	$29.6	$22.1
Amortization of acquired intangible assets	11.9	11.5	11.3	10.8	10.9
Depreciation and other amortization	5.6	5.9	6.8	6.3	6.4
Interest and other income	(0.1)	(0.2)	(0.3)	(1.2)	(0.4)
Interest and other expense	2.5	2.5	2.5	2.6	2.7
Income tax expense	11.2	10.2	14.2	15.9	13.3
EBITDA	$47.8	$45.6	$57.7	$64.0	$55.0
Stock-based compensation expense	8.3	9.3	9.3	9.4	9.4
Acquisition and integration related costs	1.5	0.8	—	—	0.4
Restructuring and related costs	—	—	0.1	1.8	—
Settlements and impairments	—	—	—	—	(0.8)
Adjusted EBITDA	$57.6	$55.7	$67.1	$75.2	$63.9

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance-Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended June 30, 2017		Ended December 31, 2017
	Low	High	Low	High

Net income	$4,900	$7,700	$91,500	$96,300
Income tax expense	3,000	4,700	56,000	59,100
Income before income taxes	7,900	12,400	147,500	155,400
Amortization of acquired intangible assets	10,900	10,900	36,000	36,000
Stock-based compensation expense	11,000	10,000	42,000	40,000
Acquisition and integration related costs	1,000	500	2,000	1,500
Restructuring and related costs	—	—	—	—
Settlements and impairments	—	—	(800)	(800)
Non-GAAP income before income taxes	30,800	33,800	226,700	232,100
Assumed rate for income tax expense *	38%	38%	38%	38%
Assumed provision for income tax expense	(11,700)	(12,800)	(86,100)	(88,200)
Non-GAAP net income	$19,100	$21,000	$140,600	$143,900

Net income per share - diluted	$0.15	$0.24	$2.80	$2.94
Non-GAAP net income per share - diluted	$0.58	$0.64	$4.30	$4.40

Weighted average outstanding shares - diluted	32,700	32,700	32,700	32,700

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended June 30, 2017		Ended December 31, 2017
	Low	High	Low	High
Net income	$4,900	$7,700	$91,500	$96,300
Amortization of acquired intangible assets	10,900	10,900	36,000	36,000
Depreciation and other amortization	6,600	6,600	27,500	27,500
Interest and other expense, net	2,600	2,600	10,400	10,400
Income tax expense	3,000	4,700	56,000	59,100
Stock-based compensation expense	11,000	10,000	42,000	40,000
Acquisition and integration related costs	1,000	500	2,000	1,500
Restructuring and related costs	—	—	—	—
Settlements and impairments	—	—	(800)	(800)
Adjusted EBITDA	$40,000	$43,000	$264,600	$270,000

All Contacts

Scott Wheeler
Chief Financial Officer
(202) 336-6920
swheeler@costar.com

Richard Simonelli
Vice President, Investor Relations
(202) 346-6394
rsimonelli@costar.com

About CoStar Group, Inc.

CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. LoopNet is the most heavily trafficked commercial real estate marketplace online with nearly 11 million registered members. Apartments.com, ApartmentFinder.com, ApartmentHomeLiving.com, Westside Rentals and Apartamentos.com form the premier online apartment resource for renters seeking great apartment homes and provide property managers and owners a proven platform for marketing their properties. Through an exclusive partnership with Move, a subsidiary of News Corporation, Apartments.com is the exclusive provider of apartment community listings across Move’s family of websites, which include realtor.com®, doorsteps.com and move.com. CoStar Group’s websites attracted an average of over 33 million unique monthly visitors in aggregate in the first quarter of 2017. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe and Canada with a staff of approximately 3,200 worldwide, including the industry’s largest professional research organization. For more information, visit www.costargroup.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar Group's financial expectations, the Company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences:  the risk that the trends stated or implied by this release cannot or will not be sustained at the current pace, including trends related to sales, bookings, cancellation rates, revenue, earnings, unique visitors, and total visits; the risk that the Company is unable to sustain current revenue and earnings growth rates or increase them; the risk that the acquisition of LandWatch does not close when and as expected; the risk that the acquisition of LandWatch does not produce the expected results, including doubling the scale of the Company’s existing Land marketplace business in terms of revenue, leads and SEO footprint; the risk that the LandWatch business cannot be combined successfully or in a timely and cost-efficient manner; the risk that business disruption relating to the LandWatch acquisition may be greater than expected; the risk that synergies and expected operating efficiencies from the acquisition of LandWatch may not be as expected, may not be fully realized, may take longer to realize than expected or may not drive revenue and earnings growth; the risk that the combination and integration of LandWatch will disrupt CoStar's operations or result in the loss of consumers, property owners or key employees; the risk that revenues for the second quarter and full year 2017 will not be as stated in this press release; the risk that net income for the second quarter and full year 2017 will not be as stated in this press release; the risk that non-GAAP net income and non-GAAP net income per diluted share for the second quarter and full year 2017 will not be as stated in this press release; the risk that the LandWatch acquisition is not accretive in 2017 as stated in this release; the risk that adjusted EBITDA for the second quarter and full year 2017 will not be as stated in this press release; the risk that costs actually incurred in connection with the Xceligent litigation differ from estimates included within the Company’s forecast, which differences may be material; and the risk that the impact of the acquisition of LandWatch on the Company’s outlook differs from expectations.  Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2016, which is filed with the SEC, including in the “Risk Factors” section of that filing, and the Company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.